Exhibit 99.1

Eagle Materials Inc. and Subsidiaries

Consolidated Statements of Earnings

(dollars in thousands, except share and per share data)

	For the Years Ended March 31,
	2016	2015	2014
Revenues	$1,143,492	$1,066,368	$898,396
Cost of Goods Sold	911,875	812,235	712,937
Gross Profit	231,617	254,133	185,459
Equity in Earnings of Unconsolidated Joint Venture	39,083	44,967	37,811
Corporate General and Administrative Expense	(37,193)	(30,751)	(24,552)
Other Operating Income (Loss)	2,328	3,201	1,368
Acquisition and Litigation Expense	—	(6,880)	—
Interest Expense, Net	(16,583)	(11,743)	(18,282)
Earnings before Income Taxes	219,252	252,927	181,804
Income Taxes	(66,660)	(66,074)	(57,561)
Net Earnings	152,592	186,853	$124,243
EARNINGS PER SHARE
Basic	$3.08	$3.77	$2.53
Diluted	$3.05	$3.71	$2.49
AVERAGE SHARES OUTSTANDING
Basic	49,471,157	49,604,249	49,090,750
Diluted	50,070,829	50,372,243	49,939,165
CASH DIVIDENDS PER SHARE	$0.40	$0.40	$0.40

See notes to consolidated financial statements.

Eagle Materials Inc. and Subsidiaries

Consolidated Statements of Comprehensive Earnings

(dollars in thousands)

	For the Years Ended March 31,
	2016	2015	2014
Net Earnings	$152,592	$186,853	$124,243
Net Actuarial Change in Defined Benefit Plans:
Unrealized (gain) loss during the period, net of tax expense (benefit) of ($488), ($3,746) and $1,173	613	6,173	(2,399)
Amortization of Net Actuarial Loss, net of tax benefit of $760, $242 and $333	1,271	411	840
Comprehensive Earnings	$153,250	$193,437	$122,684

See notes to consolidated financial statements.

Eagle Materials Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands)

	March 31,
	2016	2015
ASSETS
Current Assets -
Cash and Cash Equivalents	$5,391	$7,514
Accounts and Notes Receivable, net	120,221	113,577
Inventories	243,595	235,464
Income Tax Receivable	5,623	—
Prepaid and Other Assets	5,173	7,815
Total Current Assets	380,003	364,370
Property, Plant and Equipment -	2,072,776	1,962,215
Less: Accumulated Depreciation	(817,465)	(740,396)
Property, Plant and Equipment, net	1,255,311	1,221,819
Notes Receivable	2,672	2,847
Investment in Joint Venture	49,465	47,614
Goodwill and Intangible Assets, net	165,827	211,167
Other Assets	30,357	32,509
	$1,883,635	$1,880,326
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities -
Accounts Payable	$66,614	$77,749
Accrued Liabilities	45,975	46,830
Income Tax Payable	—	2,952
Current Portion of Long-term Debt	8,000	57,045
Total Current Liabilities	120,589	184,576
Long-term Debt	499,714	455,714
Other Long-term Liabilities	61,122	69,055
Deferred Income Taxes	161,679	160,388
Total Liabilities	843,104	869,733
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 48,526,843 and 50,245,364 Shares, respectively.	485	502
Capital in Excess of Par Value	168,969	272,441
Accumulated Other Comprehensive Losses	(11,409)	(12,067)
Retained Earnings	882,486	749,717
Total Stockholders’ Equity	1,040,531	1,010,593
	$1,883,635	$1,880,326

See notes to consolidated financial statements.

Eagle Materials Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(dollars in thousands)

	For the Years Ended March 31,
	2016	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net Earnings	$152,592	$186,853	$124,243
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities, Net of Effect of Non-Cash Activity -
Depreciation, Depletion and Amortization	97,105	76,299	70,021
Impairment of Intangible Assets	34,999	—	—
Reduction of Prepaid Sand Liability	(10,658)	—	—
Deferred Income Tax Provision	(2,323)	5,805	5,746
Stock Compensation Expense	17,346	13,030	10,136
Excess Tax Benefits from Share Based Payment Arrangements	(4,102)	(5,743)	(8,067)
Equity in Earnings of Unconsolidated Joint Venture	(39,083)	(44,967)	(37,811)
Distributions from Joint Venture	37,250	40,375	37,750
Changes in Operating Assets and Liabilities:
Accounts and Notes Receivable	(4,553)	4,196	(12,876)
Inventories	(5,740)	(38,741)	(32,714)
Accounts Payable and Accrued Liabilities	(7,061)	(11,499)	6,504
Other Assets	4,468	520	(3,511)
Income Taxes Payable	(4,473)	7,993	11,212
Net Cash Provided by Operating Activities	265,767	234,121	170,633
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to Property, Plant and Equipment	(89,563)	(111,573)	(59,490)
Acquisition Spending	(32,427)	(237,171)	—
Net Cash Used in Investing Activities	(121,990)	(348,744)	(59,490)
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (Decrease) in Credit Facility	52,000	141,000	(108,000)
Repayment of Senior Notes	(57,045)	(9,500)	—
Dividends Paid to Stockholders	(20,020)	(20,072)	(19,899)
Purchase and Retirement of Common Stock	(123,530)	—	—
Proceeds from Stock Option Exercises	2,866	4,311	14,187
Shares Redeemed to Settle Employee Taxes on Stock Compensation	(4,273)	(4,166)	(2,913)
Payment of Debt Issuance Costs	—	(1,661)	—
Excess Tax Benefits from Share Based Payment Arrangements	4,102	5,743	8,067
Net Cash Provided by (Used in) Financing Activities	(145,900)	115,655	(108,558)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,123)	1,032	2,585
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	7,514	6,482	3,897
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,391	$7,514	$6,482

See notes to consolidated financial statements.

Eagle Materials Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(dollars in thousands)

	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Losses	Total
Balance at March 31, 2013	$495	$224,053	$478,664	$(7,042)	$696,170
Net Earnings	—	—	124,243	—	124,243
Stock Option Exercises and Restricted Share Vesting	5	14,182	—	—	14,187
Tax Benefit-Stock Option Exercise	—	8,067	—	—	8,067
Dividends to Stockholders	—	—	(19,950)	—	(19,950)
Stock Compensation Expense	1	10,135	—	—	10,136
Shares Redeemed to Settle Employee Taxes	—	(2,913)	—	—	(2,913)
Unfunded Pension Liability, net of tax	—	—	—	1,559	1,559
Balance at March 31, 2014	$501	$253,524	$582,957	$(5,483)	$831,499
Net Earnings	—	—	186,853	—	186,853
Stock Option Exercises and Restricted Share Vesting	1	4,310	—	—	4,311
Tax Benefit-Stock Option Exercise	—	5,743	—	—	5,743
Dividends to Stockholders	—	—	(20,093)	—	(20,093)
Stock Compensation Expense	—	13,030	—	—	13,030
Shares Redeemed to Settle Employee Taxes	—	(4,166)	—	—	(4,166)
Unfunded Pension Liability, net of tax	—	—	—	(6,584)	(6,584)
Balance at March 31, 2015	$502	$272,441	$749,717	$(12,067)	$1,010,593
Net Earnings	—	—	152,592	—	152,592
Stock Option Exercises and Restricted Share Vesting	2	2,864	—	—	2,866
Tax Benefit-Stock Option Exercise	—	4,102	—	—	4,102
Purchase and Retirement of Common Stock	(19)	(123,511)	—	—	(123,530)
Dividends to Stockholders	—	—	(19,823)	—	(19,823)
Stock Compensation Expense	—	17,346	—	—	17,346
Shares Redeemed to Settle Employee Taxes	—	(4,273)	—	—	(4,273)
Unfunded Pension Liability, net of tax	—	—	—	658	658
Balance at March 31, 2016	$485	$168,969	$882,486	$(11,409)	$1,040,531

See notes to consolidated financial statements.

Eagle Materials Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except per share data)

(A) Significant Accounting Policies

Basis of Presentation –

The consolidated financial statements include the accounts of Eagle Materials Inc. and its majority-owned subsidiaries (“EXP” or the “Company”), which may be referred to as “our”, “we”, or “us”. All intercompany balances and transactions have been eliminated. EXP is a holding company whose assets consist of its investments in its subsidiaries, joint venture, intercompany balances and holdings of cash and cash equivalents. The businesses of the consolidated group are conducted through EXP’s subsidiaries. The Company conducts one of its cement plant operations through a joint venture, Texas Lehigh Cement Company L.P., which is located in Buda, Texas (the “Joint Venture”). Investments in the Joint Venture and affiliated companies owned 50% or less are accounted for using the equity method of accounting. The equity in earnings of unconsolidated joint venture has been included for the same period as our March 31 year end.

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications – Certain reclassifications have been made to the prior year to conform to the current year presentation.

Cash and Cash Equivalents –

Cash equivalents include short-term, highly liquid investments with original maturities of three months or less and are recorded at cost, which approximates market value.

Accounts and Notes Receivable –

Accounts and notes receivable have been shown net of the allowance for doubtful accounts of $10.2 million and $7.1 million at March 31, 2016 and 2015, respectively. We perform ongoing credit evaluations of our customers’ financial condition and generally require no collateral from our customers. The allowance for non-collection of receivables is based upon analysis of economic trends in the construction and oil and gas industries, detailed analysis of the expected collectability of accounts receivable that are past due and the expected collectability of overall receivables. We have no significant credit risk concentration among our diversified customer base.

We had notes receivable totaling approximately $2.9 million at March 31, 2016, of which approximately $0.2 million has been classified as current and presented with accounts receivable on the balance sheet. We lend funds to certain companies in the ordinary course of business, and the notes bear interest, on average, at LIBOR plus 3.5%, which was approximately 3.9% on March 31, 2016. Remaining unpaid amounts, plus accrued interest, mature in March 2017. The notes are collateralized by certain assets of the borrowers, namely property and equipment. We monitor the credit risk of each borrower by focusing on the timeliness of payments, review of credit history and credit metrics and interaction with the borrowers. At March 31, 2016 and 2015, approximately $0.3 million of our allowance for doubtful accounts is related to our notes receivable.

Inventories –

Inventories are stated at the lower of average cost (including applicable material, labor, depreciation, and plant overhead) or market. Inventories consist of the following:

	March 31,
	2016	2015
	(dollars in thousands)
Raw Materials and Materials-in-Progress	$119,060	$115,345
Finished Cement	21,834	20,508
Gypsum Wallboard	5,839	7,741
Paperboard	7,575	8,493
Frac Sand	5,501	4,928
Aggregates	10,660	11,131
Repair Parts and Supplies	68,155	62,121
Fuel and Coal	4,971	5,197
	$243,595	$235,464

Property, Plant and Equipment –

Property, plant and equipment are stated at cost. Major renewals and improvements are capitalized and depreciated. Annual maintenance is expensed as incurred. Depreciation is provided on a straight-line basis over the estimated useful lives of depreciable assets and totaled $84.2 million, $69.7 million and $67.3 million for the years ended March 31, 2016, 2015 and 2014, respectively. Raw material deposits are depleted as such deposits are extracted for production utilizing the units-of-production method. Costs and accumulated depreciation applicable to assets retired or sold are eliminated from the accounts and any resulting gains or losses are recognized at such time. The estimated lives of the related assets are as follows:

Plants	20 to 30 years
Buildings	20 to 40 years
Machinery and Equipment	3 to 25 years

We periodically evaluate whether current events or circumstances indicate that the carrying value of our depreciable assets may not be recoverable. At March 31, 2016 and 2015, management believes no events or circumstances indicate that the carrying value may not be recoverable.

Impairment or Disposal of Long-Lived and Intangible Assets –

We evaluate the recoverability of our long-lived assets and certain identifiable intangibles, such as permits and customer contracts, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets, such as plants, buildings and machinery and equipment, including mining assets, is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. Such evaluations for impairment are significantly impacted by estimates of future prices for our products, capital needs, economic trends in the construction sector and other factors. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their estimated fair value. Assets to be disposed of by sale are reflected at the lower of their carrying amount or fair value less cost to sell.

During calendar 2015, the continued decline in oil prices adversely impacted oil and gas drilling activity, leading to further reductions in demand and pricing for proppants.  This reduction in demand adversely impacted performance under our customer contracts for our frac sand business, resulting in the amendment of certain of these contracts.  Based on the reduced demand for proppants and the executed and pending amendments to our customer contracts, we concluded that long-lived asset impairment indicators were present during the quarters ended September 30, 2015 and March 31, 2016 for our customer contract intangible assets.  We performed recovery tests to determine if any of the customer contract intangible assets related to our oil and gas proppants business unit were impaired at September 30, 2015 and March 31, 2016.  Based on our analysis of the undiscounted cash flows for each of our customer contract intangibles related to our oil and gas proppants business, we concluded that the carrying value of certain customer contract intangible assets exceeded the undiscounted cash flows for the related assets at both September 30, 2015 and March 31, 2016.   For those contracts whose carrying value exceeded the undiscounted cash flows, we calculated an estimated fair value of each contract using the weighted-average probable cash flows related to each contract (level 3 inputs), discounted using a weighted-average cost of capital (“WACC”).  The WACC was determined from relevant market comparisons, and adjusted for specific risks.  This analysis resulted in impairment losses of approximately $28.4 million and $6.6 million for the quarters ended September 30, 2015 and March 31, 2016, respectively, which is included in cost of goods sold in the Consolidated Statement of Earnings for fiscal year 2016.

Goodwill and Intangible Assets –

Goodwill: Goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test. We have elected to test for goodwill impairment in the fourth quarter of each fiscal year. The goodwill impairment test is a two-step process, which requires us to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each reporting unit based on a discounted cash flow model using revenues and profit forecasts and comparing those estimated fair values with the carrying value; a second step is performed, if necessary, to compute the amount of the impairment by determining an “implied fair value” of goodwill. Similar to the review for impairment of other long-lived assets, evaluations for impairment are significantly impacted by estimates of future prices for our products, capital needs, economic trends and other factors.

Intangible Assets: Intangible assets, including the impact of the impairment charges discussed above, at March 31, 2016 and 2015 consist of the following:

	March 31, 2016
	Amortization Period	Cost	Amortization Expense	Impairment	Accumulated Amortization	Net
		(dollars in thousands)
Goodwill and Intangible Assets:
Customer Contracts and Relationships	15 years	$63,260	$11,634	$34,999	$(52,627)	$10,633
Sales Contracts	4 years	2,500	625	—	(2,083)	$417
Permits	40 years	27,440	652	—	(6,548)	$20,892
Goodwill		133,885	—	—	—	$133,885
Total Goodwill and Intangible Assets		$227,085	$12,911	$34,999	$(61,258)	$165,827

At March 31, 2016, approximately $5.6 million of customer contracts and relationships is related to our oil and gas proppants segment.  Under the terms of one of the contracts, the customer prepaid $15.0 million for sand, of which $12.7 million was available at March 31, 2015. This prepayment would be credited to the customer based on future sand purchases required by the contract.  This customer has not made the required purchases in accordance with the terms of the contract, and therefore has forfeited approximately $10.7 million of the prepaid balance.  The reversal of the $10.7 million was recorded as a reduction to cost of goods sold in our oil and gas proppants segment during fiscal 2016.  We have a $2.0 million liability related to the remaining customer prepayment of sand, which is included in Other Long-Term Liabilities on the consolidated Balance Sheet.  The contract terminates June 30, 2016, at which time the remaining $2.0 million will be forfeited if the customer has not placed orders for the contracted amount of sand.

	March 31, 2015
	Amortization Period	Cost	Accumulated Amortization	Net
	(dollars in thousands)
Intangible Assets and Goodwill:
Customer contracts and relationships	15 years	$62,060	$(5,994)	$56,066
Sales contracts	4 years	2,500	(1,458)	1,042
Permits	40 years	27,440	(5,896)	21,544
Goodwill		132,515	—	132,515
Total intangible assets and goodwill		$224,515	$(13,348)	$211,167

During July 2015, goodwill increased approximately $1.4 million and customer contracts and relationships increased $1.2 million in connection with the acquisition of Skyway Cement Company.  See Footnote (B) of the Notes to Consolidated Financial Statements for more information.

Amortization expense of intangibles was $12.9 million, $5.7 million and $1.7 million for the years ended March 31, 2016, 2015 and 2014, respectively, excluding the impairment expense in fiscal 2016, as discussed above. Amortization expense is expected to be approximately $3.4 million for fiscal year 2017, $3.0 million per year for fiscal years 2018 and 2019, $2.0 million for fiscal year 2020, and $1.2 million for fiscal year 2021.

Other Assets –

Other assets are primarily composed of loan fees and financing costs, deferred expenses, and deposits.

Income Taxes –

Income taxes are accounted for using the asset and liability method. Deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in earnings in the period that includes the enactment date. In addition, we recognize future tax benefits to the extent that such benefits are more likely than not to be realized.

Stock Repurchases –

On August 10, 2015, the Board of Directors authorized the Company to repurchase up to an additional 6,782,700 shares, for a total outstanding authorization of 7,500,000 shares.  During fiscal 2016, we have repurchased 1,894,000 shares, at an average price of $65.24.  Subsequent to March 31, 2016, we have purchased an additional 230,000 shares at an average price of $69.80.  Including the shares purchased subsequent to year end, we have authorization to purchase an additional 5,376,000 shares.  We did not repurchase any shares in the open market during the fiscal years ended March 31, 2015 and 2014.

Revenue Recognition –

Revenue from the sale of cement, gypsum wallboard, paperboard, frac sand, concrete and aggregates is recognized when title and ownership are transferred upon shipment to the customer. Fees for shipping and handling are recorded as revenue, while costs incurred for shipping and handling are recorded as expenses.

We classify amounts billed to customers for freight as revenues and freight costs as cost of goods sold, respectively, in the Consolidated Statements of Earnings. Approximately $139.5 million, $124.0 million and $113.1 million were classified as cost of goods sold in the years ended March 31, 2016, 2015 and 2014, respectively.

Other income (loss) includes lease and rental income, asset sale income, non-inventoried aggregates sales income, distribution center income and trucking income as well as other miscellaneous revenue items and costs which have not been allocated to a business segment.

Comprehensive Income/Losses –

As of March 31, 2016, we have an accumulated other comprehensive loss of $11.4 million, which is net of income taxes of $6.8 million, in connection with recognizing the difference between the fair value of the pension assets and the projected benefit obligation.

Consolidated Cash Flows – Supplemental Disclosures –

Interest payments made during the years ended March 31, 2016, 2015 and 2014 were $16.9 million, $15.1 million and $17.0 million, respectively.

We made net payments of $63.9 million, $78.3 million and $41.7 million for federal and state income taxes in the years ended March 31, 2016, 2015 and 2014, respectively.

Statements of Consolidated Earnings – Supplemental Disclosures –

Maintenance and repair expenses are included in each segment’s costs and expenses. We incurred $95.1 million, $86.7 million and $77.4 million in the years ended March 31, 2016, 2015 and 2014, respectively, which is included in Cost of Goods Sold on the Consolidated Statement of Earnings.

Selling, general and administrative expenses of the operating units are included in Cost of Goods Sold on the Consolidated Statements of Earnings. Corporate general and administrative (“G&A”) expenses include administration, financial, legal, employee benefits and other corporate activities and are shown separately in the consolidated statements of earnings. Corporate G&A also includes stock compensation expense. See Note (J), Stock Option Plans, for more information.

Total selling, general and administrative expenses for each of the periods are summarized as follows:

	For the Years Ended March 31,
	2016	2015	2014
	(dollars in thousands)
Operating Units Selling, G&A	$56,110	$49,326	$50,175
Corporate G&A	37,193	30,751	24,552
	$93,303	$80,077	$74,727

Earnings Per Share –

	For the Years Ended March 31,
	2016	2015	2014
Weighted-Average Shares of Common Stock Outstanding	49,471,157	49,604,249	49,090,750
Effect of Dilutive Shares:
Assumed Exercise of Outstanding Dilutive Options	1,146,807	1,350,556	1,574,491
Less Shares Repurchased from Proceeds of Assumed Exercised Options	(768,886)	(868,636)	(1,032,359)
Restricted Stock Units	221,751	286,074	306,283
Weighted-Average Common Stock and Dilutive Securities Outstanding	50,070,829	50,372,243	49,939,165

The “Less Shares Repurchased from Proceeds of Assumed Exercised Options” line includes unearned compensation related to outstanding stock options.

There were 688,420, 285,267 and 146,696 stock options at an average exercise price of $80.51 per share, $82.72 per share and $65.12 per share that were excluded from the computation of diluted earnings per share for the years ended March 31, 2016, 2015 and 2014, respectively, because such inclusion would have been anti-dilutive.

Fair Value Measures –

Certain assets and liabilities are required to be recorded or disclosed at fair value. The estimated fair values of those assets and liabilities have been determined using market information and valuation methodologies. Changes in assumptions or estimation methods could affect the fair value estimates; however, we do not believe any such changes would have a material impact on our financial condition, results of operations or cash flows. There are three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices for identical assets and liabilities in active markets;

Level 2 – Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data; and

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

New Accounting Standards –

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers.” ASU 2014-09 supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605),” and requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The standard will be effective for us in the first quarter of fiscal 2019, with early adoption not permitted. We will adopt the new standard using the modified retrospective approach, which requires the standard be applied only to the most current period presented, with the cumulative effect of initially applying the standard recognized at the date of initial application. We are currently evaluating the impact of this ASU.

In April 2015, the Financial Accounting Standards Board issued ASU 2015-03, “Interest-Imputation of Interest (Subtopic 830-30). This standard requires that discounts, premiums or debt issue costs related to borrowings be reported in the balance sheet as a direct reduction of the associated borrowing. The standard will be effective for us in the first quarter of fiscal 2017, and earlier application is permitted for financial statements that have not been previously issued.  The impact of adopting this ASU is not expected to be material.

In November 2015, the FASB issued ASU 2015-17, "Balance Sheet Classification of Deferred Taxes", which requires entities to present all deferred tax assets and liabilities, as well as any related valuation allowances, as one net noncurrent asset or liability per tax jurisdiction. We early adopted the standard as of March 31, 2016 and have reclassified our current deferred tax assets to long-term. For the year ended March 31, 2015, our consolidated balance sheet has been retrospectively adjusted to conform with the new presentation, which resulted in a reclassification of approximately $2.3 million from current assets to long-term liabilities.

In July 2015, the Financial Accounting Standards Board issued ASU 2015-11, “Simplifying the Measurement of Inventory”.  This standard requires inventory to be measured at the lower of cost or net realizable value, which is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation.  The standard will be effective for us in the first quarter of fiscal 2017, with early adoption permitted at the beginning of an annual or interim reporting period.  Prospective application is required.  This impact of adopting this ASU is not expected to be material.

In September 2015, the Financial Accounting Standards Board issued ASU 2015-16, “Simplifying the Accounting for Measurement-Period Adjustments”.  This standard eliminates the requirement to restate prior period financial statements for measurement period adjustments.  The cumulative impact of measurement period adjustments, including those in prior periods, will now be recognized in the reporting period in which the adjustment is made.  The cumulative adjustment should be reflected in the financial statements within the respective line items impacted.  Additionally, companies must present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the adjustment recorded in the current period earnings by line item that would have been recorded in previous periods if the adjustment to the provisional amounts had been recognized on the acquisition date.  This standard is effective for annual periods beginning after December 15, 2016 and interim periods beginning after December 31, 2017.  Early adoption is permitted for all entities.  We adopted this standard on October 1, 2015, with no material impact to our results of operations or financial position.

In March 2016, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, 2016-09, “Improvements to Employee Share-Based Payment Accounting,” which provides for simplification of certain aspects of employee share-based payment accounting, including income taxes, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The standard will be effective for us in the first quarter of fiscal 2018 and will be applied either prospectively, retrospectively or using a modified retrospective transition approach depending on the area covered in this update. We are currently in the process of assessing the impact of the ASU on our consolidated financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-02, “Leases”, which supersedes existing lease guidance to require lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by long-term leases and to disclose additional quantitative and qualitative information about leasing arrangements. The standard will be effective for us in the first quarter of fiscal 2020, and we will adopt using the modified retrospective approach. We are currently in the process of assessing the impact of the ASU on our consolidated financial statements and disclosures, as well as our internal lease accounting processes.

Acquisition and Litigation Expense

Acquisition and litigation expense consists primarily of expenses incurred during the CRS acquisition, as discussed in Footnote (B) to the Consolidated Financial Statements, and significant legal expenses incurred during litigation primarily involving the lawsuit against the Internal Revenue Service (“IRS”). See Note (H), Income Taxes, for more information about the outstanding lawsuit with the IRS.

(B) ACQUISITIONS

Skyway Acquisition

On July 10, 2015, we completed the acquisition of a 600,000 ton per year Granulated Ground Blast Furnace Slag (“Slag”) plant in South Chicago (the “Skyway Plant”) from Holcim (US) Inc. (the “Skyway Acquisition”).  Among other applications, slag is used in conjunction with Portland cement to make a lower permeability concrete.  The Skyway Plant purchases its primary raw material, slag, pursuant to a long term supply agreement with a third party.

The purchase price (the “Skyway Purchase Price”) for the Skyway Acquisition was approximately $29.9 million, net of $2.5 million to be refunded by the seller. We received $1.5 million of the refund in January 2016 and expect to receive the remaining $1.0 million on January 2017.  We funded the payment of the Skyway Purchase Price and expenses incurred in connection with the Skyway Acquisition through operating cash flow and borrowings under our bank credit facility.  We also assumed certain liabilities, including contractual obligations, related to the Skyway Plant.  The purchase price was allocated as follows: $1.9 million to accounts and notes receivable; $2.3 million to inventories; $24.6 million to property, plant and equipment; $1.2 million to intangible assets; $1.4 million to goodwill; and $1.0 million to other assets.

CRS Acquisition

On November 14, 2014, Northern White Sand LLC (“NWS”), a wholly owned subsidiary of the Company, completed the acquisition (the “CRS Acquisition”) of the outstanding equity interest in CRS Holdco LLC, CRS Proppants LLC and Great Northern Sand LLC and related entities (collectively “CRS Proppants”). CRS Proppants is a supplier of frac sand to the energy industry, and its business currently consists of a frac sand mine in New Auburn, Wisconsin, and a trans-load network into Texas and southwest Oklahoma.

Purchase Price: The purchase price (the “CRS Purchase Price”) of the CRS Acquisition was approximately $236.1 million, including approximately $8.9 million of in-process capital expenditures paid as of the closing date. We funded the payment of the CRS Purchase Price at closing and expenses incurred in connection with the CRS Acquisition through borrowings under our bank credit facility, which was amended and restated on October 30, 2014. See Footnote (E) of the Notes to Consolidated Financial Statements for more information about the bank credit facility.

Recording of assets acquired and liabilities assumed: The transaction has been accounted for using the acquisition method of accounting which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The Company engaged a third-party to perform appraisal valuation to support the Company’s preliminary estimate of the fair value of certain assets acquired in the CRS Acquisition. Included in the assets acquired, and liabilities assumed, are two long-term sales agreements that included prepayments for future sales under the agreement, with such prepayments classified as liabilities. Additionally, one of the agreements is with a customer that is currently in bankruptcy, and is not expected to fulfill its obligation under the contract. We have been indemnified by the former owner against any loss related to this contract, and such indemnity has been valued at fair value and recorded as an asset at the date of the acquisition.

During the quarter ended December 31, 2015, we received the information related to the tax structure of the acquired entities, enabling us to finalize the percentage of carryover ownership in CRS Proppants.  The application of the final carryover ownership percentage resulted in an increase in deferred tax liabilities and taxes payable of approximately $3.0 million and $1.5 million, respectively, and an increase in property and equipment of approximately $4.5 million.

The preparation of the valuation of the assets acquired and liabilities assumed in the CRS Acquisition requires the use of significant assumptions and estimates. Critical estimates include, but are not limited to, future expected cash flows, including projected revenues and expenses, and applicable discount rates. These estimates are based on assumptions that we believe to be reasonable. However, actual results may differ from these estimates.

The following table summarizes the allocation of the CRS Purchase Price to assets acquired and liabilities assumed as of the acquisition date:

Purchase price allocation at acquisition date (in thousands)	As of November 14, 2014
Cash and cash equivalents	$219
Accounts Receivable	14,640
Inventories	9,627
Prepaid and Other Assets	753
Property and Equipment	197,238
Intangible Assets	56,200
Indemnity under Sales Agreement	14,810
Accounts Payable	(8,428)
Obligations under Long-term Sales Agreements	(28,131)
Asset Retirement Obligation	(4,112)
Deferred Taxes	(16,765)
Total Net Assets	236,051
Goodwill	—
Total Estimated Purchase Price	$236,051

Intangible Assets: The following table is a summary of the fair value estimates of the identifiable intangible assets (in thousands) and their weighted-average useful lives:

	Weighted Average Life	Estimated Fair Value
Customer Relationships	4	56,000
Permits	40	200
Total Intangible Assets		$56,200

Actual and pro forma impact of the CRS Acquisition: The following table presents the net sales and operating loss of CRS Proppants that has been included in our consolidated statement of earnings from November 14, 2014 through the end of the fiscal year:

	For the Fiscal Year Ended March 31,
	2016	2015
	(dollars in thousands)
Revenues	$44,365	$28,035
Operating Loss	$41,137	$5,002

Operating loss shown above for fiscal 2016 has been impacted by approximately $20.7 million, $35.0 million, $11.5 million and $0.5 million related to depreciation and amortization, impairments, write-down of raw sand inventory and the recording of acquired inventory at fair value, respectively. This amount was partially offset by a customer forfeiture of amounts prepaid for sand purchases totaling $10.7 million during the fourth quarter of fiscal 2016.  During fiscal 2015, the operating loss shown above has been impacted by approximately $6.4 million of depreciation and amortization and approximately $1.5 million related to the impact of recording acquired inventory at fair value.

The unaudited pro forma results presented below include the effects of the CRS Acquisition as if it had been consummated as of April 1, 2013. The pro forma results include the amortization associated with an estimate for acquired intangible assets and interest expense associated with debt used to fund the CRS Acquisition and depreciation from the fair value adjustments for property and equipment. To better reflect the combined operating results, material nonrecurring charges directly related to the CRS Acquisition of $1.1 million have been excluded from pro forma net income for fiscal 2015.

	For the Fiscal Year Ended March 31,
	2015	2014
	(dollars in thousands)
Revenues	$1,124,755	$961,006
Net Income	$188,715	$107,764
Earnings per share – basis	$3.80	$2.20
Earnings per share - diluted	$3.75	$2.16

The pro forma results do not include any anticipated synergies or other expected benefits of the CRS Acquisition. Accordingly, the unaudited pro forma results are not necessarily indicative of either future results of operations or results that might have been achieved had the CRS Acquisition been consummated as of April 1, 2013.

(C) Property, Plant and Equipment

Cost by major category and accumulated depreciation are summarized as follows:

	March 31,
	2016	2015
	(dollars in thousands)
Land and Quarries	$384,688	$345,991
Plants	1,498,387	1,378,497
Buildings, Machinery and Equipment	165,086	151,627
Construction in Progress	24,615	86,100
	2,072,776	1,962,215
Accumulated Depreciation	(817,465)	(740,396)
	$1,255,311	$1,221,819

(D) Accrued Expenses

Accrued expenses at March 31, 2016 and 2015 consist of the following:

	March 31,
	2016	2015
	(dollars in thousands)
Payroll and Incentive Compensation	$19,956	$19,082
Benefits	10,663	9,951
Interest	3,373	4,524
Property Taxes	4,186	3,189
Power and Fuel	1,390	1,619
Legal	1,486	1,673
Sales and Use Tax	549	523
Acquisition Related Expenses	—	1,355
Other	4,372	4,914
	$45,975	$46,830

(E) Indebtedness

Long-term debt consists of the following:

	As of
	March 31, 2016	March 31, 2015
	(dollars in thousands)
Bank Credit Facility	$382,000	$330,000
Senior Notes	125,714	182,759
Total Debt	507,714	512,759
Less: Current Portion of Long-term Debt	(8,000)	(57,045)
Long-term Debt	$499,714	$455,714

The weighted-average interest rate of Senior Notes was 5.9%, 5.8% and 5.8% during fiscal 2016, 2015 and 2014, respectively. The average interest rate of the Senior Notes was 5.99% and 5.80% at March 31, 2016 and 2015, respectively.

The weighted-average interest rate of bank debt borrowings during fiscal 2016, 2015 and 2014 was 1.6%, 1.5% and 1.9%, respectively. The interest rate on the bank debt was 1.8% and 1.6% at March 31, 2016 and 2015, respectively.

Our maturities of long-term debt during the next five fiscal years and thereafter are as follows:

Fiscal Year	Amount
2017	$8,000
2018	81,214
2019	—
2020	418,500
2021	—
Thereafter	—
Total	$507,714

Senior Notes -

We entered into a Note Purchase Agreement on November 15, 2005 (the “2005 Note Purchase Agreement”) related to our sale of $200.0 million of senior, unsecured notes, designated as Series 2005A Senior Notes (the “Series 2005A Senior Notes”) in a private placement transaction. The Series 2005A Senior Notes, which are guaranteed by substantially all of our subsidiaries, were sold at par and issued in three tranches on November 15, 2005. At March 31, 2016, the amount outstanding for the remaining tranche is as follows:

	Principal	Maturity Date	Interest Rate
Tranche C	$57.2 million	November 15, 2017	5.48%

Interest for the remaining Notes is payable semi-annually on May 15 and November 15 of each year until all principal is paid for the above tranche.

We also entered into an additional Note Purchase Agreement on October 2, 2007 (the “2007 Note Purchase Agreement”) related to our sale of $200.0 million of senior, unsecured notes, designated as Series 2007A Senior Notes (the “Series 2007A Senior Notes”) in a private placement transaction. The Series 2007A Senior Notes, which are guaranteed by substantially all of our subsidiaries, were sold at par and issued in four tranches on October 2, 2007. At March 31, 2016, the amounts outstanding for each of the remaining tranches are as follows:

	Principal	Maturity Date	Interest Rate
Tranche B	$8.0 million	October 2, 2016	6.27%
Tranche C	$24.0 million	October 2, 2017	6.36%
Tranche D	$36.5 million	October 2, 2019	6.48%

Interest for each remaining tranche of Notes is payable semi-annually on April 2 and October 2 of each year until all principal is paid for the respective tranche.

Our obligations under the 2005 Note Purchase Agreement and the 2007 Note Purchase Agreement (collectively referred to as the “Note Purchase Agreements”) and the Series 2005A Senior Notes and the Series 2007A Senior Notes (collectively referred to as “the Senior Notes”) are equal in right of payment with all other senior, unsecured debt of the Company, including our debt under the Credit Facility. The Note Purchase Agreements contain customary restrictive covenants, including covenants that place limits on our ability to encumber our assets, to incur additional debt, to sell assets, or to merge or consolidate with third parties, as well as certain cross covenants with the Credit Facility. We were in compliance with all financial ratios and tests at March 31, 2016 and throughout the fiscal year.

Pursuant to a Subsidiary Guaranty Agreement, substantially all of our subsidiaries have guaranteed the punctual payment of all principal, interest, and Make-Whole Amounts (as defined in the Note Purchase Agreements) on the Senior Notes and the other payment and performance obligations of the Company contained in the Senior Notes and in the Note Purchase Agreements. We are permitted, at our option and without penalty, to prepay from time to time at least 10% of the original aggregate principal amount of the Senior Notes at 100% of the principal amount to be prepaid, together with interest accrued on such amount to be prepaid to the date of payment, plus a Make-Whole Amount. The Make-Whole Amount is computed by discounting the remaining scheduled payments of interest and principal of the Senior Notes being prepaid at a discount rate equal to the sum of 50 basis points and the yield to maturity of U.S. treasury securities having a maturity equal to the remaining average life of the Senior Notes being prepaid.

Bank Debt -

We have a $500.0 million revolving credit facility (the “Credit Facility”), including a swingline loan sublimit, which is scheduled to retire on October 30, 2019. Borrowings under the Credit Facility are guaranteed by substantially all of the Company’s subsidiaries. At the option of the Company, outstanding principal amounts on the Credit Facility bear interest at a variable rate equal to (i) LIBOR, plus an agreed margin (ranging from 100 to 225 basis points), which is to be established quarterly based upon the Company’s ratio of consolidated EBITDA, defined as earnings before interest, taxes, depreciation and amortization, to the Company’s consolidated indebtedness (the “Leverage Ratio”), or (ii) an alternative base rate which is the higher of (a) the prime rate or (b) the federal funds rate plus 1/2% per annum plus an agreed margin (ranging from 0 to 125 basis points). Interest payments are payable, in the case of loans bearing interest at a rate based on the federal funds rate, quarterly, or in the case of loans bearing interest at a rate based on LIBOR, at the end of the LIBOR advance periods, which can be a period of up to nine months at the option of the Company. The Company is also required to pay a commitment fee on unused available borrowings under the Credit Facility ranging from 10 to 35 basis points depending upon the Leverage Ratio. The Credit Facility contains customary covenants that restrict our ability to incur additional debt, encumber our assets, sell assets, make or enter into certain investments, loans or guaranties and enter into sale and leaseback arrangements. The Credit Facility also requires us to maintain a consolidated indebtedness ratio (calculated as consolidated indebtedness to consolidated earnings before interest, taxes, depreciation, amortization, certain transaction-related deductions and other non-cash deductions) of 3.5:1.0 or less and an interest coverage ratio (consolidated earnings before interest, taxes, depreciation, amortization, certain transaction-related deductions and other non-cash deductions to consolidated interest expense) of at least 2.5:1.0. We had $382.0 million of borrowings outstanding at March 31, 2016. Based on our Leverage Ratio, we had $109.0 million of available borrowings, net of the outstanding letters of credit, at March 31, 2016.

The Credit Facility has a $50.0 million letter of credit facility. Under the letter of credit facility, the Company pays a fee at a per annum rate equal to the applicable margin for Eurodollar loans in effect from time to time plus a one-time letter of credit fee in an amount equal to 0.125% of the initial stated amount. At March 31, 2016, we had $9.0 million of letters of credit outstanding.

We are leasing one of our cement plants from the city of Sugar Creek, Missouri. The city of Sugar Creek issued industrial revenue bonds to partly finance improvements to the cement plant. The lease payments due to the city of Sugar Creek under the cement plant lease, which was entered into upon the sale of the industrial revenue bonds, are equal in amount to the payments required to be made by the city of Sugar Creek to the holders of the industrial revenue bonds. Because we are the holder of all of the outstanding industrial revenue bonds, no debt is reflected on our financial statements in connection with our lease of the cement plant. At the conclusion of the lease in fiscal 2021, we have the option to purchase the cement plant for a nominal amount.

(F) Fair Value of Financial Instruments

The fair value of our senior notes has been estimated based upon our current incremental borrowing rates for similar types of borrowing arrangements. The fair value of our Senior Notes at March 31, 2016 is as follows:

Fair Value
(dollars in thousands)
Series 2005A Tranche C	$ 60,271
Series 2007A Tranche B	8,367
Series 2007A Tranche C	25,742
Series 2007A Tranche D	40,555

The estimated fair value of our long-term debt was based on quoted prices of similar debt instruments with similar terms that are publicly traded (level 2 input). The carrying values of cash and cash equivalents, accounts and notes receivable, accounts payable and accrued liabilities approximate their fair values at March 31, 2016 due to the short-term maturities of these assets and liabilities. The fair value of our Credit Facility also approximates its carrying value at March 31, 2016.

(G) Business Segments

Operating segments are defined as components of an enterprise that engage in business activities that earn revenues, incur expenses and prepare separate financial information that is evaluated regularly by our chief operating decision maker in order to allocate resources and assess performance. Operations related to the Skyway Acquisition will be included in the cement segment, as this plant has an identical customer base and is managed by the cement divison.

We operate in five business segments: Cement, Gypsum Wallboard, Recycled Paperboard, Oil and Gas Proppants and Concrete and Aggregates. These operations are conducted in the U.S. and include the mining of limestone and the manufacture, production, distribution and sale of portland cement and slag (a basic construction material which are the essential binding ingredients in concrete), the grinding of slag, the mining of gypsum and the manufacture and sale of gypsum wallboard, the manufacture and sale of recycled paperboard to the gypsum wallboard industry and other paperboard converters, the sale of readymix concrete and the mining and sale of aggregates (crushed stone, sand and gravel) and sand used in hydraulic fracturing (“frac sand”). The products that we manufacture, distribute and sell are basic materials with broad application as construction products, building materials, and basic materials used for oil and natural gas extraction.  Our construction productions are used in residential, industrial, commercial and infrastructure construction and include cement, concrete and aggregates.  Our building materials are sold into similar markets and include gypsum wallboard.  Our basic materials used for oil and natural gas extraction include frac sand and oil well cement.

We operate six cement plants, one slag grinding facility, sixteen cement distribution terminals, five gypsum wallboard plants, including the plant idled in Bernalillo, N.M., a gypsum wallboard distribution center, a recycled paperboard mill, seventeen readymix concrete batch plant locations, four aggregates processing plant locations, two frac sand processing facilities, three frac sand drying facilities and six frac sand trans-load locations. The principal markets for our cement products are Texas, northern Illinois (including Chicago), the central plains, the Rocky Mountains, northern Nevada, and northern California. Gypsum wallboard and recycled paperboard are distributed throughout the continental U.S, with the exception of the northeast. Concrete and aggregates are sold to local readymix producers and paving contractors in the Austin, Texas area, north of Sacramento, California and the greater Kansas City, Missouri area, while frac sand is currently sold into shale deposits across the United States.

We conduct one of our six cement plant operations, Texas Lehigh Cement Company LP in Buda, Texas, through a Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management reports the segments within the Company for making operating decisions and assessing performance.

We account for intersegment sales at market prices. The following table sets forth certain financial information relating to our operations by segment:

	For the Years Ended March 31,
	2016	2015	2014
	(dollars in thousands)
Revenues -
Cement	$528,499	$488,644	$438,224
Gypsum Wallboard	461,457	437,514	387,016
Paperboard	149,192	142,690	130,178
Oil and Gas Proppants	57,591	81,381	19,557
Concrete and Aggregates	128,073	107,892	96,908
	1,324,812	1,258,121	1,071,883
Less: Intersegment Revenues	(73,862)	(65,533)	(62,094)
Less: Joint Venture Revenues	(107,458)	(126,220)	(111,393)
	$1,143,492	$1,066,368	$898,396

	For the Years Ended March 31,
	2016	2015	2014
	(dollars in thousands)
Intersegment Revenues -
Cement	$13,939	$9,598	$8,952
Paperboard	59,001	55,060	52,119
Concrete and Aggregates	922	875	1,023
	$73,862	$65,533	$62,094
Cement Sales Volumes (M tons) -
Wholly-Owned	3,903	3,744	3,580
Joint Venture	875	1,055	1,013
	4,778	4,799	4,593

	For the Years Ended March 31,
	2016	2015	2014
	(dollars in thousands)
Operating Earnings -
Cement	$137,854	$117,527	$89,486
Gypsum Wallboard	159,352	145,871	114,852
Paperboard	32,153	31,512	23,610
Oil and Gas Proppants	(68,466)	(2,546)	(4,890)
Concrete and Aggregates	9,807	6,736	212
Other, net	2,328	3,201	1,368
Sub-Total	273,028	302,301	224,638
Corporate General and Administrative	(37,193)	(30,751)	(24,552)
Acquisition, Litigation and Other Expense	—	(6,880)	—
Earnings Before Interest and Income Taxes	235,835	264,670	200,086
Interest Expense, net	(16,583)	(11,743)	(18,282)
Earnings Before Income Taxes	$219,252	$252,927	$181,804
Cement Operating Earnings -
Wholly-Owned	$98,771	$72,560	$51,675
Joint Ventures	39,083	44,967	37,811
	$137,854	$117,527	$89,486
Capital Expenditures -
Cement	$20,262	$27,086	$12,226
Gypsum Wallboard	4,832	7,129	4,825
Paperboard	5,542	1,888	3,354
Oil and Gas Proppants	40,144	61,484	34,264
Concrete and Aggregates	18,783	13,851	4,572
Other, net	—	135	249
	$89,563	$111,573	$59,490
Depreciation , Depletion and Amortization -
Cement	$33,400	$31,839	$31,829
Gypsum Wallboard	19,988	20,092	20,981
Paperboard	8,312	8,251	8,716
Oil and Gas Proppants	27,227	8,839	1,707
Concrete and Aggregates	6,260	5,533	5,205
Corporate and Other	1,918	1,745	1,583
	$97,105	$76,299	$70,021

	As of March 31,
	2016	2015	2014
	(dollars in thousands)
Identifiable Assets
Cement	$819,994	$777,956	$762,578
Gypsum Wallboard	392,523	403,279	412,566
Paperboard	127,371	123,519	125,045
Oil and Gas Proppants	409,497	455,572	92,199
Concrete and Aggregates	106,634	96,610	87,364
Other, net	27,616	23,390	31,777
	$1,883,635	$1,880,326	$1,511,529

Segment operating earnings, including the proportionately consolidated 50% interest in the revenues and expenses of the Joint Venture, represent revenues less direct operating expenses, segment depreciation, and segment selling, general and administrative expenses. We account for intersegment sales at market prices. Corporate assets consist primarily of cash and cash equivalents, general office assets and miscellaneous other assets.

The basis used to disclose Identifiable Assets, Capital Expenditures and Depreciation, Depletion conforms with the equity method, and is similar to how we disclose these accounts in our Consolidated Balance Sheets and Consolidated Statements of Earnings.

The segment breakdown of goodwill at March 31, 2016 and 2015 is as follows:

	For the Years Ended March 31,
	2016	2015
	(dollars in thousands)
Cement	$9,729	$8,359
Gypsum Wallboard	116,618	116,618
Paperboard	7,538	7,538
	$133,885	$132,515

(H) Income Taxes

The provision for income taxes includes the following components:

	For the Years Ended March 31,
	2016	2015	2014
	(dollars in thousands)
Current Provision (Benefit) -
Federal	$64,256	$62,424	$49,604
State	4,727	(2,155)	2,211
	68,983	60,269	51,815
Deferred Provision (Benefit) -
Federal	(546)	(962)	7,691
State	(1,777)	6,767	(1,945)
	(2,323)	5,805	5,746
Provision for Income Taxes	$66,660	$66,074	$57,561

The effective tax rates vary from the federal statutory rates due to the following items:

	For the Years Ended March 31,
	2016	2015	2014
	(dollars in thousands)
Earnings Before Income Taxes	$219,252	$252,927	$181,804
Income Taxes at Statutory Rate	$76,738	$88,524	$63,631
Increases (Decreases) in Tax Resulting from -
State Income Taxes, net	1,166	4,582	173
Statutory Depletion in Excess of Cost	(5,672)	(4,367)	(3,512)
Domestic Production Activities Deduction	(6,302)	(6,853)	(3,453)
Meals and Entertainment Disallowance	629	647	503
Penalties on Uncertain Tax Positions	—	—	213
IRS Settlement	—	(16,559)	—
Other	101	100	6
Provision for Income Taxes	$66,660	$66,074	$57,561
Effective Tax Rate	30%	26%	32%

The deferred income tax provision results from the following temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes:

	For the Years Ended March 31,
	2016	2015	2014
	(dollars in thousands)
Excess Tax Depreciation and Amortization	$3,284	$2,259	$6,875
Bad Debts	(1,340)	(142)	(224)
Uniform Capitalization	(1,339)	1,296	(1,127)
Accrual Changes	(1,298)	(611)	(1,075)
Uncertain Tax Position Accruals	—	—	213
Prepaid Insurance	(1,149)	(331)	424
State Income Taxes, net	(1,155)	6,060	(1,319)
Reversal of Prepaid Sand Liability	3,682	—	—
Long-term Incentive Compensation Plans	(3,140)	(1,792)	(373)
Other	132	(934)	1,033
	$(2,323)	$5,805	$5,746

Components of deferred income taxes are as follows:

	March 31,
	2016	2015
	(dollars in thousands)
Items Giving Rise to Deferred Tax Liabilities -
Excess Tax Depreciation and Amortization	$(157,260)	$(153,045)
Depletion	(21,911)	(18,374)
Repair Parts	(2,446)	(3,376)
State Income Taxes, net	(12,552)	(13,708)
Other	(4,147)	(5,359)
Total Deferred Tax Liabilities	$(198,316)	$(193,862)
Items Giving Rise to Deferred Tax Assets -
Accrual Changes	$11,855	$10,557
Bad Debts	3,604	2,264
Uniform Capitalization	2,174	835
Deferred Revenue	700	4,382
Long-term Incentive Compensation Plan	11,458	8,318
Other	6,846	7,118
Total Deferred Tax Assets	$36,637	$33,474

Deferred income taxes are classified in the consolidated balance sheet as follows:

	March 31,
	2016	2015
	(dollars in thousands)
Deferred Income Taxes	$(161,679)	$(160,388)

Uncertain tax position –

We are subject to audit examinations at federal, state and local levels by tax authorities in those jurisdictions who may challenge the treatment or reporting of any return item. The tax matters challenged by the tax authorities are typically complex; therefore, the ultimate outcome of these challenges is subject to uncertainty.

Reconciliation of the consolidated liability for gross unrecognized tax benefits, excluding interest, from April 1, 2013 to March 31, 2016, is as follows:

	For the Years Ended March 31,
	2016		2015	2014
	(dollars in thousands)
Balance at Beginning of Year		$—	$24,802	$24,589
Increase related to prior tax positions		—	—	213
Decrease related to prior tax positions	﷐	—	(24,802)	—
Payments		—	—	—
		$—	$—	$24,802

We recognize penalties associated with uncertain tax positions as part of the tax provision, while interest associated with uncertain tax positions is included in interest expense. The following is a summary of the amounts of interest and penalties recognized in relation to our uncertain tax position:

	For the Years Ended March 31,
	2016	2015	2014
	(dollars in thousands)
Accrued interest recognized	$—	$(3,847)	$641
Accrued penalties recognized	$—	$(6,475)	$213

There was no accrued interest or penalties related to our uncertain tax position during the fiscal years ended March 31, 2016 and 2015.  Accrued interest and penalties related to our uncertain tax positions totaled $4.4 million and $3.2 million, respectively, at March 31, 2014.

In May 2011, we filed a lawsuit against the Internal Revenue Service (“IRS”) in Federal District Court to recover all of the amounts paid to the IRS with respect to our uncertain tax position for 2001 to 2006. We reached an agreement with the IRS to settle this case, which was approved by the U.S. Department of Justice in January 2015.  Under the terms of the settlement agreement, we dismissed our lawsuit seeking to recover taxes, interest and penalties paid, in exchange for the IRS conceding 40% of the penalties, plus related interest, to date.  The impact from the settlement agreement was approximately $17 million, including state benefits, which was recorded as a reduction of income tax expense during the fourth quarter of fiscal 2015.  The related interest refund of approximately $4.4 million was also recorded during the fourth quarter of fiscal 2015.

(I) Commitments and Contingencies

Our operations and properties are subject to extensive and changing federal, state and local laws, regulations and ordinances governing the protection of the environment, as well as laws relating to worker health and workplace safety. We carefully consider the requirements mandated by such laws and regulations and have procedures in place at all of our operating units to monitor compliance. Any matters which are identified as potential exposures under these laws and regulations are carefully reviewed by management to determine our potential liability. Although management is not aware of any exposures which require an accrual under generally accepted accounting principles, there can be no assurance that prior or future operations will not ultimately result in violations, claims or other liabilities associated with these regulations.

We have certain deductible limits under our workers’ compensation and liability insurance policies for which reserves are established based on the undiscounted estimated costs of known and anticipated claims. We have entered into standby letter of credit agreements relating to workers’ compensation and auto and general liability self-insurance. At March 31, 2016, we had contingent liabilities under these outstanding letters of credit of approximately $9.0 million.

We are currently contingently liable for performance under $14.6 million in performance bonds required by certain states and municipalities, and their related agencies. The bonds are principally for certain reclamation obligations and mining permits. We have indemnified the underwriting insurance company against any exposure under the performance bonds. In our past experience, no material claims have been made against these financial instruments.

EPA Notice of Violation

On October 5, 2010, Region IX of the EPA issued a Notice of Violation and Finding of Violation (“NOV”) alleging violations by our subsidiary, Nevada Cement Company (“NCC”), of the Clean Air Act (“CAA”). The NOV alleges that NCC made certain physical changes to its facility in the 1990s without first obtaining permits required by the Prevention of Significant Deterioration requirements and Title V permit requirements of the CAA. The EPA also alleges that NCC has failed to submit to the EPA since 2002 certain reports required by the National Emissions Standard for Hazardous Air Pollutants General Provisions and the Portland Cement Manufacturing Industry Standards. On March 12, 2014, the EPA Region IX issued a second NOV to NCC. The second NOV is materially similar to the 2010 NOV except that it alleges violations of the new source performance standards (“NSPS”) for Portland cement plants. The NOVs state that the EPA may seek penalties although it does not propose or assess any specific level of penalties or specify what relief the EPA will seek for the alleged violations. NCC believes it has meritorious defenses to the allegations in the NOVs. NCC met with the EPA in December 2010, September 2012 and May 2014 to present its defenses and to discuss a resolution of the alleged violations. The EPA and NCC remain in discussions regarding the alleged violations. If a negotiated settlement cannot be reached, NCC intends to vigorously defend these matters in any enforcement action that may be pursued by the EPA. As a part of a settlement, or should NCC fail in its defense in any enforcement action, NCC could be required to make substantial capital expenditures to modify its facility and incur increased operating costs. NCC could also be required to pay significant civil penalties. Additionally, an enforcement action could take many years to resolve the underlying issues alleged in the NOV. We are currently unable to determine the final outcome of this matter or the impact of an unfavorable determination upon our financial position or results of operations.

Domestic Wallboard Antitrust Litigation

Since late December 2012, several purported class action lawsuits were filed in various United States District Courts, including the Eastern District of Pennsylvania, Western District of North Carolina and the Northern District of Illinois, against the Company’s subsidiary, American Gypsum Company LLC (“American Gypsum”), alleging that American Gypsum conspired with other wallboard manufacturers to fix the price for drywall sold in the United States in violation of federal antitrust laws and, in some cases related provisions of state law. The complaints allege that the defendant wallboard manufacturers conspired to increase prices through the announcement and implementation of coordinated price increases, output restrictions, and other restraints of trade, including the elimination of individual “job quote” pricing. In addition to American Gypsum, the defendants in these lawsuits include CertainTeed Corp., USG Corporation and United States Gypsum (together “USG”), New NGC, Inc., Lafarge North America, Temple Inland Inc. (“TIN”) and PABCO Building Products LLC. On April 8, 2013, the Judicial Panel on Multidistrict Litigation (“JPML”) transferred and consolidated all related cases to the Eastern District of Pennsylvania for coordinated pretrial proceedings.

On June 24, 2013, the direct and indirect purchaser plaintiffs filed consolidated amended class action complaints. The direct purchasers’ complaint added the Company as a defendant. The plaintiffs in the consolidated class action lawsuits bring claims on behalf of purported classes of direct or indirect purchasers of wallboard from January 1, 2012 to the present for unspecified monetary damages (including treble damages) and in some cases injunctive relief. On July 29, 2013, the Company and American Gypsum answered the complaints, denying all allegations that they conspired to increase the price of drywall and asserting affirmative defenses to the plaintiffs’ claims.

In 2014, USG and TIN entered into agreements with counsel representing the direct and indirect purchaser classes pursuant to which they agreed to settle all claims against them.  On March 16, 2014, the court entered orders preliminarily approving USG and TIN’s settlements with the direct and indirect purchaser plaintiffs.  Initial discovery in this litigation is complete.  Following completion of the initial discovery, the Company and remaining co-defendants moved for summary judgement.  On February 18, 2016, the court denied the Company’s motion for summary judgement.  The Company’s motion for permission to appeal the summary judgement decision to the U.S. Court of Appeals for the Third Circuit is pending.  Discovery related to this class certification is ongoing.  At this stage we are unable to estimate the amount of any reasonably possible loss or range of reasonably possible losses. American Gypsum denies the allegations in these lawsuits and will vigorously defend itself against these claims.

On March 17, 2015, a group of homebuilders filed a complaint against the defendants, including American Gypsum, based upon the same conduct alleged in the consolidated class action complaints.  On March 24, 2015, the JPML transferred this action to the multidistrict litigation already pending in the Eastern District of Pennsylvania.  Following the transfer, the homebuilder plaintiffs filed two amended complaints, on December 14, 2015 and March 25, 2016.  Discovery in this lawsuit is ongoing.

In June 2015, American Gypsum and an employee received grand jury subpoenas from the United States District Court for the Western District of North Carolina seeking information regarding an investigation of the gypsum drywall industry by the Antitrust Division of the Department of Justice.  We believe the investigation, although a separate proceeding, is related to the same subject matter at issue in the litigation described above and we intend to fully cooperate with government officials.  Given its preliminary nature, we are currently unable to determine the ultimate outcome of such investigation.

Other

In the ordinary course of business, we execute contracts involving indemnifications that are standard in the industry and indemnifications specific to a transaction such as the sale of a business. These indemnifications might include claims relating to any of the following: environmental and tax matters; intellectual property rights; governmental regulations and employment-related matters; customer, supplier, construction contractor and other commercial contractual relationships; and financial matters. While the maximum amount to which we may be exposed under such agreements cannot be estimated, it is the opinion of management that these indemnifications are not expected to have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. We currently have no outstanding guarantees of third party debt.

We have certain forward purchase contracts, primarily for natural gas, that expire during calendar 2016. The contracts are for approximately 25% of our anticipated natural gas usage.

We have certain operating leases covering manufacturing, transportation and certain other facilities and equipment. Rental expense for fiscal years 2016, 2015 and 2014 totaled $10.3 million, $5.9 million and $3.2 million, respectively. Minimum annual rental commitments as of March 31, 2016, under noncancellable leases are set forth as follows (dollars in thousands):

Fiscal Year	Amount
2017	$9,262
2018	$7,321
2019	$6,344
2020	$4,083
2021	$2,648
Thereafter	$8,935

(J) Stock Option Plans

On August 7, 2013 our stockholders approved the Eagle Materials Inc. Amended and Restated Incentive Plan (the “Plan”), which increased the shares we are authorized to issue as awards by 3,000,000 (1,500,000 of which may be stock awards). Under the terms of the Plan, we can issue equity awards, including stock options, restricted stock units (“RSUs”), restricted stock and stock appreciation rights to employees of the Company and members of the Board of Directors. Awards that were already outstanding prior to the approval of the Plan on August 7, 2013 remain outstanding. The Compensation Committee of our Board of Directors specifies the terms for grants of equity awards under the Plan.

Long-Term Compensation Plans –

Options. In June 2015, the Compensation Committee of the Board of Directors approved an equity award of an aggregate of 268,571 stock options pursuant to the Plan to certain officers and key employees that vest ratably over a three year period (the “Fiscal 2015 Employee Stock Option Grant”).  The stock options have a term of ten years from the date of grant. In August 2015, we granted 17,051 stock options to members of the Board of Directors (the “Fiscal 2016 Board of Directors Grant”). Stock options granted under the Fiscal 2016 Board of Directors Grant vest immediately and can be exercised from the date of grant until their expiration on the tenth anniversary of the date of grant. The Fiscal 2016 Employee Stock Option Grant and Fiscal 2016 Board of Directors Grant were valued at the grant date using the Black-Scholes option pricing model.

All stock options issued during fiscal 2016 and 2015 were valued at the grant date using the Black-Scholes option pricing model. The weighted-average assumptions used in the Black-Scholes model to value the option awards in fiscal 2016 and 2015 are as follows:

	2016	2015
Dividend Yield	2.0%	2.0%
Expected Volatility	36.5%	44.8%
Risk Free Interest Rate	1.85%	1.86%
Expected Life	6.0 years	6.0 years

Stock option expense for all outstanding stock option awards was approximately $7.5 million, $6.2 million and $5.3 million, for the years ended March 31, 2016, 2015 and 2014, respectively. At March 31, 2016, there was approximately $8.1 million of unrecognized compensation cost related to outstanding stock options which is expected to be recognized over a weighted-average period of 2.3 years.

The following table represents stock option activity for the years presented:

	For the Years Ended March 31,
	2016		2015		2014
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding Options at Beginning of Year	1,665,565	$46.37	2,788,999	$41.83	3,022,592	$37.83
Granted	318,572	$79.83	297,151	$86.41	256,989	$68.00
Exercised	(137,874)	$27.58	(151,085)	$32.38	(485,582)	$29.72
Cancelled	(28,500)	$86.35	(1,269,500)	$47.43	(5,000)	$53.22
Outstanding Options at End of Year	1,817,763	$53.03	1,665,565	$46.37	2,788,999	$41.83
Options Exercisable at End of Year	1,285,412		1,035,166		818,215
Weighted Average Fair Value of Options Granted during the Year		$24.27		$32.31		$26.35

The following table summarizes information about stock options outstanding at March 31, 2016:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares Outstanding	Weighted Average Exercise Price
$23.17 - $30.74	476,671	4.04	$26.59	474,671	$26.58
$33.08 - $37.95	465,933	5.98	$33.91	445,933	$33.87
$53.22 - $74.10	307,936	7.06	$66.10	194,825	$66.64
$79.73 - $93.56	567,223	8.75	$83.87	169,983	$86.67
	1,817,763	6.52	$53.03	1,285,412	$43.12

At March 31, 2016, the aggregate intrinsic value for outstanding and exercisable options was approximately $31.0 million and $34.7 million, respectively. The total intrinsic value of options exercised during the fiscal year ended March 31, 2016 was approximately $6.7 million.

Restricted Stock. In June 2015, the Compensation Committee approved the granting of an aggregate of 93,782 shares of restricted stock to certain officers and key employees that will be earned if certain performance conditions are satisfied (the “Fiscal 2016 Employee Restricted Stock Award”). The performance criterion for the Fiscal 2016 Employee Restricted Stock Award is based upon the achievement of certain levels of return on equity, ranging from 12.5% to 17.5%, for the fiscal year ended March 31, 2016.  All restricted shares will be earned if the return on equity is 17.5% or greater, and the percentage of shares earned will be reduced proportionately to approximately 75% if the return on equity is 12.5%.  If the Company does not achieve a return on equity of at least 12.5%, all awards will be forfeited.  If the criteria are met, the award may be reduced by the Compensation Committee based on individual performance goals. During fiscal 2016, the return on equity was approximately 82%; therefore, 79,326 shares under this reward were earned, with the remaining shares forfeited. Restriction on the shares will lapse ratably over five years. The first fifth lapsed on May 8, 2016, and the remaining restrictions lapsing on March 31, 2017 through 2020. The value of the Fiscal 2016 Employee Restricted Stock Award, net of estimated forfeitures, is being expensed over a five year period. In August 2015, we granted 15,139 shares of restricted stock to members of the Board of Directors (the “Board of Directors Fiscal 2016 Restricted Stock Award”). Awards issued under the Board of Directors Fiscal 2016 Restricted Stock Award do not fully vest until the retirement of each director, in accordance with the Company’s director retirement policy.

Expense related to restricted shares was $9.8 million, $6.7 million and $4.8 million in fiscal years ended March 31, 2016, 2015 and 2014, respectively. At March 31, 2016, there were approximately 400,000 shares with remaining restrictions for which $14.0 million of unearned compensation, net of estimated forfeitures, will be recognized over a weighted-average period of 1.8 years.

The number of shares available for future grants of stock options, restricted stock units, stock appreciation rights and restricted stock under the Plan was 4,565,892 at March 31, 2016. Of the available shares, up to 1,439,758 can be used for future restricted stock and restricted stock unit grants.

(K) Net Interest Expense

The following components are included in interest expense, net:

	For the Years Ended March 31,
	2016	2015	2014
	(dollars in thousands)
Interest Income	$(6)	$(6)	$(5)
Interest Expense	15,891	14,768	16,751
Interest Expense (Income) – IRS	—	(3,847)	641
Other Expenses	698	828	895
Interest Expense, net	$16,583	$11,743	$18,282

Interest income includes interest on investments of excess cash. Components of interest expense include interest associated with the Senior Notes, Credit Facility and commitment fees based on the unused portion of the Credit Facility. Other expenses include amortization of debt issuance costs, and bank credit facility costs.

Interest expense (income) – IRS relates to interest accrued on our unrecognized tax benefits, primarily related to the Republic Asset Acquisition.  As noted in Footnote (H) of the Notes to Consolidated Financial Statements, our settlement with the IRS was finalized in January 2015.  As a result of the settlement, we received approximately $4.4 million of interest related to penalties paid to the IRS related to the Republic Asset Acquisition during fiscal 2015.

(L) Pension and Profit Sharing Plans

We have several defined benefit and defined contribution retirement plans which together cover substantially all of our employees. Benefits paid under the defined benefit plans covering certain hourly employees are based on years of service and the employee’s qualifying compensation over the last few years of employment. Our funding policy is to generally contribute amounts that are deductible for income tax purposes. The annual measurement date is March 31 for the benefit obligations, fair value of plan assets and the funded status of the defined benefit plans.

The following table provides a reconciliation of the obligations and fair values of plan assets for all of our defined benefit plans over the two year period ended March 31, 2016 and a statement of the funded status as of March 31, 2016 and 2015:

	For the Years Ended March 31,
	2016	2015
	(dollars in thousands)
Reconciliation of Benefit Obligations -
Benefit Obligation at April 1,	$41,791	$29,892
Service Cost - Benefits Earned During the Period	1,039	874
Interest Cost on Projected Benefit Obligation	1,525	1,278
Amendments	—	805
Actuarial (Gain) Loss	(1,146)	9,823
Benefits Paid	(928)	(881)
Benefit Obligation at March 31,	$42,281	$41,791
Reconciliation of Fair Value of Plan Assets -
Fair Value of Plan Assets at April 1,	$22,055	$21,189
Actual Return on Plan Assets	(537)	937
Employer Contributions	834	810
Benefits Paid	(928)	(881)
Fair Value of Plans at March 31,	21,424	22,055
Funded Status -
Unfunded Status at March 31,	$(20,857)	$(19,736)
Amounts Recognized in the Balance Sheet Consist of -
Accrued Benefit Liability	$(20,857)	$(19,736)
Accumulated Other Comprehensive Losses:
Net Actuarial Loss	17,746	18,376
Prior Service Cost	509	809
Accumulated Other Comprehensive Losses	$18,255	$19,185
Tax impact	(6,846)	(7,118)
Accumulated Other Comprehensive Losses, net of tax	$11,409	$12,067

Information for pension plans with an accumulated benefit obligation in excess of plan assets:

	March 31,
	2016	2015
	(dollars in thousands)
Projected Benefit Obligation	$42,281	$41,791
Accumulated Benefit Obligation	$42,236	$41,790
Fair Value of Plan Assets	$21,424	$22,055

Net periodic pension cost for the fiscal years ended March 31, 2016, 2015 and 2014, included the following components:

	For the Years Ended March 31,
	2016	2015	2014
	(dollars in thousands)
Service Cost - Benefits Earned During the Period	$1,039	$874	$1,129
Interest Cost of Projected Benefit Obligation	1,525	1,278	1,222
Expected Return on Plan Assets	(1,751)	(1,680)	(1,506)
Recognized Net Actuarial Loss	300	609	921
Amortization of Prior-Service Cost	1,773	11	11
Net Periodic Pension Cost	$2,886	$1,092	$1,777

We amended one of our pension plans during March 2015, which increased our prior service cost by approximately $0.8 million.  This amount is included in other comprehensive income and will be recognized in our statement of earnings as pension expense over the next three fiscal years.

Expected benefit payments over the next five years, and the following five years under the pension plans are expected to be as follows (in thousands):

Fiscal Years	Total
2017	$1,320
2018	$1,396
2019	$1,488
2020	$1,611
2021	$1,737
2022-2026	$10,524

The following table sets forth the assumptions used in the actuarial calculations of the present value of net periodic benefit cost and benefit obligations:

	March 31,
	2016	2015	2014
Net Periodic Benefit Costs -
Discount Rate	3.70%	4.41%	4.20%
Expected Return on Plan Assets	8.00%	8.00%	8.00%
Rate of Compensation Increase	3.50%	3.50%	3.50%

	March 31,
	2016	2015
Benefit Obligations -
Discount Rate	3.83%	3.70%
Rate of Compensation Increase	3.50%	3.50%

The expected long-term rate of return on plan assets is an assumption reflecting the anticipated weighted-average rate of earnings on the portfolio over the long-term. To arrive at this rate, we developed estimates of the key components underlying capital asset returns including: market-based estimates of inflation, real risk-free rates of return, yield curve structure, credit risk premiums and equity risk premiums. As appropriate, these components were used to develop benchmark estimates of the expected long-term management approach employed by us, and a return premium was added to the weighted-average benchmark portfolio return.

The pension plans’ approximate weighted-average asset allocation at March 31, 2016 and 2015 and the range of target allocation are as follows:

	Range of Target Allocation	Percentage of Plan Assets at March 31,

		2016	2015
Asset Category -
Equity Securities	40 – 60%	66%	61%
Debt Securities	35 – 60%	33%	36%
Other	0 – 5%	1%	3%
Total		100%	100%

Our pension investment strategies have been developed as part of a comprehensive asset/liability management process that considers the interaction between both the assets and liabilities of the plan. These strategies consider not only the expected risk and returns on plan assets, but also the detailed actuarial projections of liabilities as well as plan-level objectives such as projected contributions, expense and funded status.

The principal pension investment strategies include asset allocation and active asset management. The range of target asset allocations have been determined after giving consideration to the expected returns of each asset class, the expected variability or volatility of the asset class returns over time, and the complementary nature or correlation of the asset classes within the portfolio. We also employ an active management approach for the portfolio. Each asset class is managed by one or more external money managers with the objective of generating returns, net of management fees that exceed market-based benchmarks. None of the plans hold any EXP stock.

Based on our current actuarial estimates, we anticipate making contributions ranging from approximately $0.5 million to $1.0 million to our defined benefit plans for fiscal year 2017.

The fair values of our defined benefit plans’ consolidated assets by category as of March 31, 2016 and 2015 were as follows:

	March 31,
	2016	2015
	(dollars in thousands)
Equity Securities	$14,083	$13,510
Fixed Income Securities	7,047	7,985
Real Estate Funds	129	133
Commodity Linked Funds	50	124
Cash Equivalents	115	303
Total	$21,424	$22,055

The fair values of our defined benefit plans’ consolidated assets were determined using the fair value hierarchy of inputs described in Note (A).

The fair values by category of inputs as of March 31, 2016 were as follows:

Asset Categories	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(dollars in thousands)
Equity Securities	$—	$14,083	$—	$14,083
Fixed Income Securities	—	7,047	—	7,047
Real Estate Funds	—	129	—	129
Commodity Linked Funds	—	50	—	50
Cash Equivalents	115	—	—	115
	$115	$21,309	$—	$21,424

The fair values by category of inputs as of March 31, 2015 were as follows:

Asset Categories	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(dollars in thousands)
Equity Securities	$—	$13,510	$—	$13,510
Fixed Income Securities	—	7,985	—	7,985
Real Estate Funds	—	133	—	133
Commodity Linked Funds	—	124	—	124
Cash Equivalents	303	—	—	303
	$303	$21,752	$—	$22,055

Equity securities consist of funds that are not actively traded. These funds are maintained by an investment manager and are primarily invested in indexes. The remaining funds, excluding cash, primarily consist of investments in institutional funds.

We also provide profit sharing plans, which cover substantially all salaried and certain hourly employees. The profit sharing plan is a defined contribution plan funded by employer discretionary contributions and also allows employees to contribute a certain percentage of their base annual salary. Employees are fully vested to the extent of their contributions and become fully vested in any Company contributions over a six year period for salaried employees and a three year period for hourly employees. Costs relating to the employer discretionary contributions for our contribution plan totaled $6.2 million, $5.3 million and $4.5 million in fiscal years 2016, 2015 and 2014, respectively.

Employees who became employed by us as a result of a previous transaction are provided benefits substantially comparable to those provided under the seller’s benefit plans. These plans included the seller’s 401(k) plan which included employer matching percentages for hourly employees. As a result, we made matching contributions to the hourly profit sharing plan totaling $0.3 million, $0.2 million and $0.2 million for these employees during fiscal years 2016, 2015 and 2014, respectively.

Approximately sixty of our employees belong to five different multi-employer plans. The collective bargaining agreements for the employees who participate in the multi-employer plans expire in March 2017. Our expense related to these plans was approximately $1.3 million, $1.0 million and $0.2 million during fiscal years 2016, 2015 and 2014, respectively. We anticipate the total expense in fiscal 2017 related to these plans will be approximately $1.3 million.

(M) Financial Statements for Guarantors of Senior Notes

The Company anticipates launching a public offering of $300.0 million principal amount of senior unsecured notes due in 2026 (the “New Notes”).  The New Notes are expected to be senior unsecured obligations of the Company and will be offered under the Company’s shelf registration statement filed with the Securities and Exchange Commission.

We expect the New Notes will be guaranteed by all of the majority-owned subsidiaries (the “Guarantors”) of Eagle Materials Inc. (the “Parent”), and all guarantees will be full and unconditional and all guarantees are joint and several. The following presents the condensed consolidating financial information for: (i) the Parent, as issuer of the guaranteed obligations; (ii) all Guarantors on a combined basis; (iii) consolidating eliminations; and (iv) the Company, including its majority owned subsidiaries, on a consolidated basis.  Each entity in the consolidating financial information follows the same accounting policies described in Footnote (A) of the Notes to the Consolidated Financial Statements.

Consolidating balance sheets related to the Parent and the Guarantors as of March 31, 2016 and 2015, and the related consolidating statements of earnings, comprehensive earnings and cash flows for the fiscal years ended March 31, 2016, 2015 and 2014 are reflected below in order to comply with the reporting requirements for guarantor subsidiaries.  Elimination entries include consolidating and eliminating interests for investments in subsidiaries and intercompany activity and balances.  All dollars are in thousands.

Condensed Consolidating Statement of Earnings and Comprehensive Earnings For the Fiscal Year Ended March 31, 2016	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$1,143,492	$—	$1,143,492
Cost of Goods Sold	—	911,875	—	911,875
Gross Profit	—	231,617	—	231,617
Equity in Earnings of Unconsolidated Joint Venture	39,083	39,083	(39,083)	39,083
Equity in Earnings of Subsidiaries	160,018	-	(160,018)	-
Corporate General and Administrative Expenses	(32,047)	(5,146)	—	(37,193)
Other Income	(398)	2,726	—	2,328
Interest Expense, net	(39,038)	22,455	—	(16,583)
Earnings before Income Taxes	127,618	290,735	(199,101)	219,252
Income Taxes	24,974	(91,634)	-	(66,660)
Net Earnings	$152,592	$199,101	$(199,101)	$152,592

Net Earnings	$152,592	$199,101	$(199,101)	$152,592
Net Actuarial Change in Benefit Plans, net of tax	658	658	(658)	658
Comprehensive Earnings	$153,250	$199,579	$(199,579)	$153,250

Condensed Consolidating Statement of Earnings and Comprehensive Earnings For the Fiscal Year Ended March 31, 2015	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$1,066,368	$—	$1,066,368
Cost of Goods Sold	—	812,235	—	812,235
Gross Profit	—	254,133	—	254,133
Equity in Earnings of Unconsolidated Joint Venture	44,967	44,967	(44,967)	44,967
Equity in Earnings of Subsidiaries	166,640	-	(166,640)	—
Corporate General and Administrative Expenses	(26,391)	(4,360)	—	(30,751)
Other Income	157	3,044	—	3,201
Acquisition and Litigation Expense	(1,661)	(5,219)	—	(6,880)
Interest Expense, net	(33,319)	21,576	—	(11,743)
Earnings before Income Taxes	150,393	314,141	(211,607)	252,927
Income Taxes	36,460	(102,534)	-	(66,074)
Net Earnings	$186,853	$211,607	$(211,607)	$186,853

Net Earnings	$186,853	$211,607	$(211,607)	$186,853
Net Actuarial Change in Benefit Plans, net of tax	6,584	6,584	(6,584)	6,584
Comprehensive Earnings	$193,437	$218,191	$(218,191)	$193,437

Condensed Consolidating Statement of Earnings and Comprehensive Earnings For the Fiscal Year Ended March 31, 2014	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$898,396	$—	$898,396
Cost of Goods Sold	—	712,937	—	712,937
Gross Profit	—	185,459	—	185,459
Equity in Earnings of Unconsolidated Joint Venture	37,811	37,811	(37,811)	37,811
Equity in Earnings of Subsidiaries	126,340	—	(126,340)	—
Corporate General and Administrative Expenses	(22,175)	(2,377)	—	(24,552)
Other Income	(474)	1,842	—	1,368
Interest Expense, net	(37,294)	19,012	—	(18,282)
Earnings before Income Taxes	104,208	241,747	(164,151)	181,804
Income Taxes	20,035	(77,596)	-	(57,561)
Net Earnings	$124,243	$164,151	$(164,151)	$124,243

Net Earnings	$124,243	$164,151	$(164,151)	$124,243
Net Actuarial Change in Benefit Plans, net of tax	(1,559)	(1,559)	1,559	(1,559)
Comprehensive Earnings	$122,684	$162,592	$(162,592)	$122,684

Condensed Consolidating Balance Sheet For the Fiscal Year Ended March 31, 2016	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets -
Cash and Cash Equivalents	$3,507	$1,884	$—	$5,391
Accounts and Notes Receivable	324	119,897	—	120,221
Inventories	—	243,595	—	243,595
Income Tax Receivable	—	6,731	(1,108)	5,623
Prepaid and Other Current Assets	1,365	3,808	—	5,173
Total Current Assets	5,196	375,915	(1,108)	380,003
Property, Plant and Equipment -	2,612	2,070,164	—	2,072,776
Less: Accumulated Depreciation	(814)	(816,651)	—	(817,465)
Property, Plant and Equipment, net	1,798	1,253,513	—	1,255,311
Notes Receivable	—	2,672	—	2,672
Deferred Income Taxes	3,375	-	(3,375)	—
Investment in Joint Venture	33	49,432	-	49,465
Investments in Subsidiaries and Receivables from Affiliates	4,085,806	2,529,480	(6,615,286)	—
Goodwill and Intangible Assets, net	—	165,827	—	165,827
Other Assets	5,557	24,800	—	30,357
	$4,101,765	$4,401,639	$(6,619,769)	$1,883,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities-
Accounts Payable	$6,968	$59,646	—	$66,614
Accrued Liabilities	15,708	30,267	—	45,975
Income Tax Payable	1,108	—	(1,108)	—
Current Portion of Long-term Debt	8,000	—	—	8,000
Total Current Liabilities	31,784	89,913	(1,108)	120,589
Long-term Debt	499,714	—	—	499,714
Other Long-term Liabilities	256	60,866	—	61,122
Payables to Affiliates	2,529,480	2,042,633	(4,572,113)	—
Deferred Income Taxes	—	165,054	(3,375)	161,679
Total Liabilities	3,061,234	2,358,466	(4,576,596)	843,104
Total Stockholders’ Equity	1,040,531	2,043,173	(2,043,173)	1,040,531
	$4,101,765	$4,401,639	$(6,619,769)	$1,883,635

Condensed Consolidating Balance Sheet For the Fiscal Year Ended March 31, 2015	Parent	Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets -
Cash and Cash Equivalents	$3,644	$3,870	$—	$7,514
Accounts and Notes Receivable	444	113,133	—	113,577
Inventories	—	235,464	—	235,464
Income Tax Receivable	—	720	(720)	—
Prepaid and Other Current Assets	4,692	3,123	—	7,815
Total Current Assets	8,780	356,310	(720)	364,370
Property, Plant and Equipment -	2,612	1,959,603	—	1,962,215
Less: Accumulated Depreciation	(701)	(739,695)	—	(740,396)
Property, Plant and Equipment, net	1,911	1,219,908	—	1,221,819
Notes Receivable	—	2,847	—	2,847
Investment in Joint Venture	14	47,600	—	47,614
Investments in Subsidiaries and Receivables from Affiliates	3,376,796	2,195,480	(5,932,276)	—
Goodwill and Intangible Assets, net	—	211,167	—	211,167
Other Assets	6,071	26,438	—	32,509
	$3,753,572	$4,059,750	$(5,932,996)	$1,880,326

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities-
Accounts Payable	$10,460	$67,289	$—	$77,749
Accrued Liabilities	18,984	27,846	—	46,830
Income Tax Payable	3,672	—	—	2,952
Current Portion of Long-term Debt	57,045	—	—	57,045
Total Current Liabilities	90,161	95,135	—	184,576
Long-term Debt	455,714	—	—	455,714
Other Long-term Liabilities	321	68,734	—	69,055
Payables to Affiliates	2,195,480	1,893,382	(4,088,862)
Deferred Income Taxes	1,303	159,085	—	160,388
Total Liabilities	2,742,979	2,216,336	(4,089,582)	869,733
Total Stockholders’ Equity	1,010,593	1,843,414	(1,843,414)	1,010,593
	$3,753,572	$4,059,750	$(5,932,996)	$1,880,326

Condensed Consolidating Statement of Cash Flows For the Fiscal Year Ended March 31, 2016		Parent	Guarantor Subsidiaries	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net Cash Provided by (Used in) Operating Activities		$(37,985)	$303,752	$—	$265,767

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to Property, Plant and Equipment		—	(89,563)	-	(89,563)
Investment in Subsidiaries	﷐	(32,427)	-	32,427	-
Acquisition Spending		—	(32,427)	-	(32,427)
Net Cash Used in Investing Activities		(32,427)	(121,990)	32,427	(121,990)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in Credit Facility		52,000	—	—	52,000
Repayment of Senior Notes		(57,045)	—	—	(57,045)
Dividends Paid to Stockholders		(20,020)	—	—	(20,020)
Purchase and Retirement of Common Stock		(123,530)	—	—	(123,530)
Proceeds from Stock Option Exercises		2,866	—	—	2,866
Shares Redeemed to Settle Employee Taxes on Stock Compensation		(4,273)	—	—	(4,273)
Payment of Debt Issuance Costs		—	—	—	-
Excess Tax Benefits from Share Based Payment Arrangements		4,102	—	—	4,102
Intra-entity Activity, net		216,175	(183,748)	(32,427)	-
Net Cash Provided by (Used in) Financing Activities		70,275	(183,748)	(32,427)	(145,900)

NET DECREASE IN CASH AND CASH EQUIVALENTS		(137)	(1,986)	—	(2,123)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD		3,644	3,870	—	7,514
CASH AND CASH EQUIVALENTS AT END OF PERIOD		$3,507	$1,884	$—	$5,391

Condensed Consolidating Statement of Cash Flows For the Fiscal Year Ended March 31, 2015	Parent	Guarantor Subsidiaries	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net Cash Provided by (Used in) Operating Activities	$(35,490)	$269,611	$—	$234,121

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to Property, Plant and Equipment	(134)	(111,439)	-	(111,573)
Investment in Subsidiaries	(237,171)	-	237,171
Acquisition Spending	-	(237,171)	-	(237,171)
Net Cash Used in Investing Activities	(237,305)	(348,610)	237,171	(348,744)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in Credit Facility	141,000	—	—	141,000
Repayment of Senior Notes	(9,500)	—	—	(9,500)
Dividends Paid to Stockholders	(20,072)	—	—	(20,072)
Proceeds from Stock Option Exercises	4,311	—	—	4,311
Shares Redeemed to Settle Employee Taxes on Stock Compensation	(4,166)	—	—	(4,166)
Payment of Debt Issuance Costs	(1,661)	—	—	(1,661)
Excess Tax Benefits from Share Based Payment Arrangements	5,743	—	—	5,743
Intra-entity Activity, net	154,302	82,869	(237,171)	-
Net Provided by Financing Activities	269,957	82,869	(237,171)	115,655

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,838)	3,870	—	1,032
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	6,482	—	—	6,482
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,644	$3,870	$—	$7,514

Condensed Consolidating Statement of Cash Flows For the Fiscal Year Ended March 31, 2014	Parent	Guarantor Subsidiaries	Eliminations	Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net Cash Provided by Operating Activities	$(23,874)	$194,507	$—	170,633

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to Property, Plant and Equipment	(90)	(59,400)	—	(59,490)
Net Cash Used in Investing Activities	(90)	(59,400)	—	(59,490)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in Credit Facility	(108,000)	—	—	(108,000)
Dividends Paid to Stockholders	(19,899)	—	—	(19,899)
Proceeds from Stock Option Exercises	14,187	—	—	14,187
Shares Redeemed to Settle Employee Taxes on Stock Compensation	(2,913)	—	—	(2,913)
Excess Tax Benefits from Share Based Payment Arrangements	8,067	—	—	8,067
Intra-entity Activity, net	136,054	(136,054)	—
Net Cash Used in Financing Activities	27,496	(136,054)	—	(108,558)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,532	(947)	—	2,585
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,950	947	—	3,897
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$6,482	$—	$—	$6,482

(N) Quarterly Results (unaudited)

	For the Years Ended March 31,
	2016	2015
	(dollars in thousands, except per share data)
First Quarter -
Revenues	$284,963	$266,251
Gross Profit	61,097	56,401
Earnings Before Income Taxes	55,885	55,786
Net Earnings	37,762	37,710
Diluted Earnings Per Share	$0.75	$0.75
Second Quarter -
Revenues	$328,988	$284,808
Gross Profit	44,294	75,061
Earnings Before Income Taxes	42,840	74,577
Net Earnings	29,819	50,319
Diluted Earnings Per Share	$0.59	$1.00
Third Quarter -
Revenues	$277,409	$291,529
Gross Profit	68,865	79,149
Earnings Before Income Taxes	68,205	77,866
Net Earnings	45,848	52,030
Diluted Earnings Per Share	$0.92	$1.03
Fourth Quarter -
Revenues	$252,132	$223,780
Gross Profit	57,361	43,522
Earnings Before Income Taxes	52,322	44,698
Net Earnings	39,163	46,794
Diluted Earnings Per Share	$0.80	$0.93

The fourth quarter of fiscal 2016 was adversely impacted approximately $6.6 million, $4.1 million and $1.0  million related to impairment of customer contract intangibles, write-down of raw sand inventory and an increase in the bad debt reserve, respectively. This amount was partially offset by a customer forfeiture of amounts prepaid for sand purchases totaling $10.7 million during the fourth quarter of fiscal 2016.  See the Intangible Assets discussion in Footnote (B) of the Notes to Consolidated Financial Statements for more information about the impairment and customer forfeiture of prepaid sand.

The fourth quarter of fiscal 2015 was favorably impacted by the settlement agreement with the IRS.  As a result of the settlement agreement, we recorded an income tax benefit of approximately $17 million, including state benefits.  The related interest of approximately $4.4 million was also recorded during the fourth quarter of fiscal 2015.  The fourth quarter of fiscal 2015 was adversely impacted by certain acquisition related expenses aimed at growing our construction products business and administrative costs related to the settlement of our lawsuit against the IRS.  The total impact of these expenses was approximately $4.1 million.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Eagle Materials Inc.

We have audited the accompanying consolidated balance sheets of Eagle Materials Inc. and Subsidiaries as of March 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive earnings, cash flows and stockholders' equity for each of the three years in the period ended March 31, 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Eagle Materials Inc. and Subsidiaries at March 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 2016, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Eagle Materials Inc. and Subsidiaries’ internal control over financial reporting as of March 31, 2016, based on criteria established in Internal Control -- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated May 25, 2016 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Dallas, Texas

May 25, 2016

except Note (M) Financial Statements for Guarantors of Senior Notes, as to which the date is July 25, 2016